                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              WHITTMAN-HART, INC.

                                UNIWHALE, INC.,

                                      AND

                               USWEB CORPORATION

                         DATED AS OF DECEMBER 12, 1999

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
ARTICLE I The Merger; Effective Time; Closing.......................................   1

      1.1    The Merger.............................................................   1
      1.2    Effective Time.........................................................   2
      1.3    Closing................................................................   2
      1.4    Effect of the Merger...................................................   2

ARTICLE II Certificate of Incorporation and By-Laws of the Surviving Corporation....   2

      2.1    Certificate of Incorporation; Name.....................................   2
      2.2    By-Laws................................................................   2

ARTICLE III Directors and Officers of the Surviving Corporation.....................   3

      3.1    Directors..............................................................   3
      3.2    Officers...............................................................   3

ARTICLE IV Merger Consideration; Conversion or Cancellation of Shares in the Merger.   3

      4.1    Share Consideration for the Merger; Conversion or
             Cancellation of Shares in the Merger...................................   3
      4.2    Payment for Shares in the Merger.......................................   4
      4.3    Cash For Fractional Parent Shares......................................   5
      4.4    Transfer of Shares after the Effective Time............................   6

ARTICLE V Representations and Warranties............................................   6

      5.1    Representations and Warranties of Parent and Merger Sub................   6
      5.2    Representations and Warranties of the Company..........................   7

ARTICLE VI Additional Covenants and Agreements......................................   7

      6.1    Conduct of Business....................................................   7
      6.2    No Solicitation by the Company.........................................   7
      6.3    No Solicitation by Parent..............................................   7
      6.4    Meeting of Stockholders................................................   7
      6.5    Registration Statement.................................................   7
      6.6    Reasonable Efforts.....................................................   7
      6.7    Access to Information..................................................   7
      6.8    Publicity..............................................................   7
      6.9    Indemnification of Directors and Officers..............................   7
      6.10   Affiliates of the Company and Parent...................................   7
      6.11   Maintenance of Insurance...............................................   7
      6.12   Representations and Warranties.........................................   7
      6.13   Filings; Other Action..................................................   7
      6.14   Tax-Free Reorganization Treatment......................................   7
      6.15   Company Options; Company ESPPs.........................................   7

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
      6.16   Stockholders Agreements................................................  48
      6.17   Board Composition......................................................  48
      6.18   Officers of Combined Company...........................................  49
      6.19   Change of Name.........................................................  49
      6.20   Contemplated Termination of 401(k) Plan(s).............................  49
      6.21   Crediting Service and Providing Other Benefits.........................  49
      6.22   Earn-Out Shares........................................................  50
      6.23   Exemption from Liability Under Section 16(b)...........................  50

ARTICLE VII Conditions..............................................................  51

      7.1    Conditions to Each Party's Obligations.................................  51
      7.2    Conditions to the Obligations of the Company...........................  51
      7.3    Conditions to the Obligations of Parent................................  52

ARTICLE VIII Termination............................................................  53

      8.1    Termination by Mutual Consent..........................................  53
      8.2    Termination by either the Company or Parent............................  53
      8.3    Termination by the Company.............................................  54
      8.4    Termination by Parent..................................................  55
      8.5    Effect of Termination; Termination Fee.................................  55

ARTICLE IX Miscellaneous and General................................................  57

      9.1    Payment of Expenses....................................................  57
      9.2    Non-Survival of Representations and Warranties.........................  57
      9.3    Modification or Amendment..............................................  57
      9.4    Waiver of Conditions...................................................  58
      9.5    Counterparts...........................................................  58
      9.6    Governing Law..........................................................  58
      9.7    Notices................................................................  58
      9.8    Entire Agreement; Assignment...........................................  59
      9.9    Parties in Interest....................................................  59
      9.10   Certain Definitions....................................................  59
      9.11   Obligation of the Company..............................................  61
      9.12   Severability...........................................................  61
      9.13   Specific Performance...................................................  61
      9.14   Recovery of Attorney's Fees............................................  61
      9.15   Captions...............................................................  61

                                 DEFINED TERMS
                                 -------------

     Agreement..............................................            Introduction
     Authorized Representatives.............................             Section 6.6
     Certificate of Merger..................................             Section 1.2
     Certificates...........................................          Section 4.2(b)
     Closing................................................             Section 1.3
     Closing Date...........................................             Section 1.3
     COBRA..................................................  Section 5.1(m)(iii)(6)
     Code...................................................                Recitals
     Codification of Financing Reporting Policies...........             Section 6.9
     Company................................................            Introduction
     Company Acquisition Agreement..........................          Section 6.2(b)
     Company Acquisition Proposal...........................          Section 6.2(a)
     Company Affiliate......................................            Section 6.10
     Company Affiliate Letter...............................            Section 6.10
     Company Contract.......................................          Section 5.2(o)
     Company Directors......................................            Section 6.18
     Company Disclosure Schedule............................             Section 5.2
     Company ESPPs..........................................         Section 6.16(b)
     Company Financial Statements...........................      Section 5.2(h)(ii)
     Company Insiders.......................................         Section 6.23(c)
     Company Intellectual Property Rights...................       Section 5.2(n)(i)
     Company International Employee Plans................... Section 5.2(m)(iii)(13)
     Company Key Employees..................................      Section 5.2(o)(ii)
     Company Option.........................................          Section 4.1(c)
     Company Option Plans...................................          Section 4.1(c)
     Company SEC Reports....................................       Section 5.2(h)(i)
     Company Scheduled Plans................................       Section 5.2(m)(i)
     Company Shares.........................................          Section 4.1(a)
     Confidentiality Agreement..............................             Section 6.6
     DGCL...................................................             Section 1.1
     Effective Time.........................................             Section 1.2
     Environmental Costs and Liabilities....................          Section 5.1(s)
     Environmental Laws.....................................          Section 5.1(s)
     ERISA..................................................         Section 9.10(a)
     Exchange Act...........................................          Section 5.1(f)
     Exchange Agent.........................................          Section 4.2(a)
     Exchange Ratio.........................................          Section 4.1(a)
     Fractional Securities Fund.............................             Section 4.3
     Governmental Entity....................................         Section 9.10(b)
     Hazardous Material.....................................          Section 5.1(s)
     HSR Act................................................          Section 5.1(f)
     Indemnified Parties....................................          Section 6.8(a)
     Joint Proxy Statement..................................             Section 6.4
     Knowledge..............................................         Section 9.10(c)

     KPMG...................................................          Section 5.1(p)
     Malfunction............................................         Section 9.10(d)
     Material Adverse Effect................................         Section 9.10(e)
     Material Adverse Effect Exception......................         Section 9.10(f)
     Merger.................................................                Recitals
     Merger Sub.............................................            Introduction
     NNM....................................................             Section 4.3
     Parent.................................................            Introduction
     Parent Acquisition Proposal............................          Section 6.3(a)
     Parent Contract........................................          Section 5.1(o)
     Parent Superior Proposal...............................          Section 6.3(a)
     Parent Directors.......................................            Section 6.18
     Parent Disclosure Schedule.............................             Section 5.1
     Parent Financial Statements............................      Section 5.1(h)(ii)
     Parent Intellectual Property Rights....................       Section 5.1(n)(i)
     Parent International Employee Plans.................... Section 5.1(m)(iii)(13)
     Parent Key Employees...................................      Section 5.1(o)(iv)
     Parent SEC Reports.....................................       Section 5.1(h)(i)
     Parent Scheduled Plans.................................       Section 5.1(m)(i)
     Parent Shares..........................................          Section 4.1(a)
     Parties................................................            Introduction
     PBGC...................................................  Section 5.1(m)(iii)(7)
     Person.................................................         Section 9.10(g)
     Plan Affiliate.........................................       Section 5.1(m)(v)
     Requisite Stockholder Approval.........................             Section 6.3
     Restraints.............................................          Section 7.1(c)
     Returns................................................       Section 5.1(l)(i)
     S-4 Registration Statement.............................             Section 6.4
     SEC....................................................       Section 5.1(h)(i)
     Section 16 Information.................................         Section 6.23(b)
     Securities Act.........................................          Section 5.1(f)
     Share Consideration....................................          Section 4.2(a)
     Significant Tax Agreement..............................         Section 9.10(h)
     Software...............................................         Section 9.10(i)
     Stock Merger Exchange Fund.............................          Section 4.2(a)
     Stockholder Meetings...................................             Section 6.4
     Stockholders Agreement.................................                Recitals
     Subsidiary.............................................         Section 9.10(j)
     Substitute Option......................................          Section 4.1(c)
     Subsidiary Shares......................................            Section 6.22
     Surviving Corporation..................................             Section 1.1
     Tax....................................................         Section 9.10(k)
     Taxes..................................................         Section 9.10(k)
     Termination Fee........................................          Section 8.5(b)

     United States Real Property Holdings Corporation.......      Section 5.1(l)(ix)
     Voting Stockholder.....................................                Recitals
     Voting Stockholders....................................                Recitals

                                    EXHIBITS
                                    --------


     Stockholders Agreement (Company)........................     Exhibit A-1
     Stockholders Agreement (Parent).........................     Exhibit A-2
     Certificate of Merger...................................       Exhibit B
     Company Affiliate Letter................................       Exhibit C

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 12, 1999, by and among WHITTMAN-HART, INC., a Delaware corporation ("Parent"), UNIWHALE, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"); and USWEB CORPORATION, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties".

                                    RECITALS

     WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of each corporation and their respective stockholders that the Company and Parent enter into a strategic "merger of equals" business combination by means of the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger and declared the Merger advisable;

     WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate determined herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, it is intended that the Merger shall be treated for accounting purposes as a purchase;

     WHEREAS, concurrently with the execution hereof, certain holders (each a "Voting Stockholder" and collectively the "Voting Stockholders") of Company Shares and of Parent Shares are entering into a stockholder voting agreement, in each case in the forms attached as Exhibit A-1 and A-2 hereto (each, a
                                   -----------     ---
"Stockholders Agreement").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE I

                      The Merger; Effective Time; Closing

     1.1  The Merger. Upon the terms and subject to the conditions set forth in
          ----------
this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

     1.2  Effective Time. Subject to the provisions of this Agreement, the
          --------------
Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL as soon as practicable on or before the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The Certificate of Merger is attached hereto as Exhibit B.
---------

     1.3  Closing.  Unless this Agreement shall have been terminated and the
          -------
transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

     1.4  Effect of the Merger.  At the Effective Time, the effect of
          --------------------
the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                  ARTICLE II


     Certificate of Incorporation and By-Laws of the Surviving Corporation

     2.1  Certificate of Incorporation; Name.  At the Effective Time, the
          ----------------------------------
Certificate of Incorporation of the Company immediately prior to the Effective Time shall remain the Certificate of Incorporation of the Surviving Corporation, and the name of the Surviving Corporation shall be the Company's name.

     2.2  By-Laws.  At the Effective Time, the by-laws of the Company in effect
          -------
immediately prior to the Effective Time shall remain the by-laws of the Surviving Corporation.

                                  ARTICLE III

              Directors and Officers of the Surviving Corporation

     3.1   Directors. The directors of Merger Sub shall be the initial directors
           ---------
of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

     3.2   Officers.  The officers of Merger Sub shall be the initial officers
           --------
of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                                  ARTICLE IV


    Merger Consideration; Conversion or Cancellation of Shares in the Merger

     4.1  Share Consideration for the Merger; Conversion or Cancellation of
          -----------------------------------------------------------------
Shares in the Merger. At the Effective Time, the manner of converting or
--------------------
canceling shares of the Company and Parent shall be as follows:

          (a) Conversion of Company Stock. Each share of common stock, $0.001
              ---------------------------
par value ("Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 0.865 shares of common stock, $0.001 par value, of Parent (collectively, "Parent Shares"). All Company Shares to be converted into Parent Shares pursuant to this
Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares. The ratio of Company Shares per share of Parent Shares is sometimes hereinafter referred to as the "Exchange Ratio."

          (b) Stock of Merger Sub. Each share of common stock, $0.01 par value,
              -------------------
of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

           (c) Outstanding Options and Warrants. Each outstanding option or
               --------------------------------
warrant to purchase Company Shares (each, a "Company Option") shall be assumed by Parent (in accordance with the further provisions contained in Section 6.17) and each such assumed option shall be converted into and represent an option to purchase the number of Parent Shares (a "Substitute Option") (rounded down to the nearest full share) determined by multiplying (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by
(ii) the Exchange Ratio, at an exercise price per share of Parent Shares (rounded up to the nearest tenth of a cent) equal to the exercise price per share of Company Shares immediately prior to the Effective Time divided by the Exchange Ratio. It is the intent of the parties that the Company Options assumed by Parent shall qualify following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 4.1(c) shall be applied consistent with such intent. Parent will reserve a sufficient number of Parent Shares for issuance under this Section 4.1(c).

           (d) Cancellation of Parent Owned and Treasury Stock. All of the
               -----------------------------------------------
Company Shares that are owned by Parent, any direct or indirect wholly-owned subsidiary of Parent or by the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

     4.2  Payment for Shares in the Merger.  The manner of making payment for
          --------------------------------
Shares in the Merger shall be as follows:

          (a) Exchange Agent. On or prior to the Closing Date, Parent shall make
              --------------
available to EquiServe, or other entity mutually agreed upon by the Parties (the "Exchange Agent"), for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund required to be issued pursuant to Section 4.1 (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any other purpose than as set forth herein.

          (b)  Exchange Procedures. Promptly after the Effective Time, the
               -------------------
Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the

Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.

          (c)  Distributions with respect to Unexchanged Shares. No dividends or
               ------------------------------------------------
other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the Effective Time. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

          (d)  Transfers of Ownership. If any certificate representing Parent
               ----------------------
Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (e)  No Liability. Neither the Exchange Agent nor any of the Parties
               ------------
shall be liable to a holder of Company Shares for any Parent Shares or dividends thereon, or, in accordance with Section 4.3, cash in lieu of fractional Parent Shares, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

          (f)  Termination of Funds. Subject to applicable law, any portion of
               --------------------
the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.

     4.3  Cash For Fractional Parent Shares. No fractional Parent Shares shall
          ---------------------------------
be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing price of a Parent Share on the NASDAQ National Market ("NNM") on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

     4.4  Transfer of Shares after the Effective Time. No transfers of Company
          --------------------------------------------
Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE V

                         Representations and Warranties

     5.1  Representations and Warranties of Parent and Merger Sub. Parent and
          -------------------------------------------------------
Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section
5.1 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

          (a)  Corporate Organization and Qualification. Each of Parent and its
               ----------------------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of Parent are set forth in Section 5.1(a) of the Parent Disclosure Schedule. Parent has heretofore made available to the Company complete and correct copies of its Certificate of Incorporation and Bylaws and the charter documents of its subsidiaries, each as amended. Merger Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     (b)  Capitalization. The authorized capital stock of Parent consists of (i)
          --------------
75,000,000 shares of common stock, $0.001 par value per share, of which 61,784,097 shares were issued and outstanding on December 9, 1999 and (ii) 3,000,000 shares of preferred stock, $0.001 par value per share, none of which are issued or outstanding. All of the outstanding shares of capital stock of Parent and its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Parent has no outstanding stock appreciation rights, phantom stock or similar rights. No Parent Shares are owned by any subsidiary of Parent. All outstanding shares of capital stock or other equity interests of the subsidiaries of Parent are owned by Parent or a direct or indirect wholly-owned subsidiary of Parent, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 16,831,629 Parent Shares as of December 9, 1999 under the 1995 Incentive Stock Plan (the "Parent Option Plans") and rights under

Parent Employee Stock Purchase Plan, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which Parent or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of the capital stock of Parent.

          (c)  Fairness Opinion. The Board of Directors of Parent has received
               ----------------
an opinion in writing from Credit Suisse First Boston Corporation to the effect that as of the date hereof and based upon and subject to the matters stated therein, the Exchange Ratio is fair to Parent from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

          (d)  Authority Relative to this Agreement. The Board of Directors of
               ------------------------------------
Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has declared the issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and, subject to the approval by the stockholders of Parent of the amendment to Parent's Certificate of Incorporation to increase Parent's authorized capital stock in order to allow for the issuance of Parent Shares by virtue of the Merger and the approval of the issuance of Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements, to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub (including, in the case of Merger Sub, all stockholder action by Parent as its sole stockholder) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval by the stockholders of Parent of the amendment to Parent's Certificate of Incorporation to increase Parent's authorized capital stock in order to allow for the issuance of Parent Shares by virtue of the Merger and the approval of the issuance of Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity .


          (e)  Present Compliance with Obligations and Laws. Neither Parent nor
               --------------------------------------------
any of its subsidiaries is: (i) in violation of its Certificate of Incorporation or Bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items
(ii), (iii), or (iv) would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (f)  Consents and Approvals; No Violation. Neither the execution and
               ------------------------------------
delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or Bylaws (or other similar documents) of Parent or any of its subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities laws, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust laws of foreign countries, as set forth in Section 5.1(f) of the Parent Disclosure Schedule, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.1(f) are duly and timely obtained or made and the approval by the stockholders of Parent of the amendment to Parent's Certificate of Incorporation to increase parent's authorized capital stock in order to allow for the issuance of Parent Shares by virtue of the Merger and approval of the issuance of the Parent Shares by the stockholders of Parent in accordance with the NNM listing requirements have been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

          (g)  Litigation. There are no actions, suits, claims, investigations
               ----------
or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries that, alone or in the aggregate would be reasonably likely to result in obligations or liabilities of Parent or any of its subsidiaries that, alone or in the aggregate, would have a Material Adverse Effect on Parent or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of Parent or any of its subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its subsidiaries, the conduct of the business by Parent or any of its subsidiaries, or Parent's ability to perform its obligations under this Agreement or (ii) insofar as can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect on Parent.

          (h)  SEC Reports; Financial Statements.
               ---------------------------------

               (i) Since January 1, 1997, Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

              (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since January 1, 1999, there has not been any material change, by Parent or any of its subsidiaries, in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in generally accepted accounting principles.

          (i)  No Liabilities; Absence of Certain Changes or Events. Neither
               ----------------------------------------------------
Parent nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to knowledge of Parent, there is no reasonable basis for the assertion of any material claim or liability of any nature against Parent or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Parent Financial Statements for the period ending September 30, 1999, (ii) which have been incurred after September 30, 1999 in the ordinary course of business, consistent with past practice, or (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action). Since September 30, 1999, the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course, and there has not been any Material Adverse Effect on Parent and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect on Parent. Since September 30, 1999, to the knowledge of Parent, no material customer or supplier of Parent or its subsidiaries has threatened, in writing, to alter materially its relationship with Parent or its subsidiaries. Since September 30, 1999, neither Parent nor any of its subsidiaries has agreed to a waiver or release of any material right or claim (including without limitation to any write off or other compromise of any material account receivable) outside of the ordinary course of business consistent with past practice.

          (j)  Brokers and Finders. Except for the fees and expenses payable to
               -------------------
Credit Suisse First Boston or Launchpad Consulting, LLC, which fees and expenses are reflected in their agreements with Parent, a true and complete copy of which (including all amendments) has been furnished to the Company, neither Parent nor any of its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          (k)  S-4 Registration Statement and Proxy Statement/Prospectus. None
               ---------------------------------------------------------
of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, Parent should promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent and the Company. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     (l)  Taxes.
          -----

          (i) Parent and each of its subsidiaries has timely filed all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by Parent and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All Taxes owed by Parent or any of its subsidiaries to a taxing authority, or for which Parent or any of its subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has made accruals for Taxes on the Parent Financial Statements which are adequate to cover any Tax liability of Parent and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) There is no Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect.

          (iv) No federal or state Tax audit or other examination of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          (v) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

          (vi) Neither Parent nor any of its subsidiaries is a party to (A) any agreement with a party other than Parent or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included Parent or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

          (vii) Except for the group of which Parent and its subsidiaries are now presently members, neither Parent nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

          (viii) Neither Parent nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

          (ix) Parent is not, and has not at any time been, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

     (m)  Employee Benefits.
          -----------------

          (i) Section 5.2(m)(i) of the Parent Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase, or other incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by Parent or any current or former Plan Affiliate or to which Parent or any current or former Plan Affiliate has made contributions to, obligated itself or had any liability with respect to (all such plans, policies, programs, arrangements, agreements and contracts, whether or not set forth in
Section 5.1(m) of the Parent Disclosure Schedule or on the Parent Financial Statements are referred to in this Agreement as "Parent Scheduled Plans").

          (ii) Parent has delivered or made available to the Company a complete and accurate copy of each written Parent Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications thereto with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six (6) Plan years, for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Parent Scheduled Plan that is a "group health plan" as defined in Code Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each Parent Scheduled Plan that has not previously been disclosed to the Company pursuant to this Section.
Section 5.1(m) of the Parent Disclosure Schedule contains a description of the material terms of any unwritten Parent Scheduled Plan as comprehended to the Closing Date. Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, there are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Plans.

          (iii) Except as could not reasonably give rise, whether individually or in the aggregate, to a Material Adverse Effect to Parent or Merger Sub:

                (1) Each Parent Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

                (2) With respect to each Parent Scheduled Plan, there are no claims or other proceedings pending or, to the knowledge of Parent, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any material liability, claim or other proceeding against any Parent Scheduled Plan, any fiduciary or plan administrator or other Person dealing with any Parent Scheduled Plan or the assets of any such Parent Scheduled Plan.

                (3) With respect to each Parent Scheduled Plan, to the knowledge of Parent, no Person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (B) has materially breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any material liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject the Company, or any fiduciary or plan administrator or any other Person dealing with any such plan, to material liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

                (4) Each Parent Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by Parent, on and after the Closing, without further material liability to Parent (other than ordinary administrative expenses or routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multi-employer plan or any liability under any Parent Scheduled Plan subject to Title IV of ERISA.

                (5) None of Parent or any current or former Parent Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Parent Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

                (6) No Parent Scheduled Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Parent nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that such current or former employee(s) or other person would be provided with retiree health, except to the extent required by applicable continuation coverage statute.

                (7) No Parent Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code
Section 412 or Section 302 of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

                (8) The requirements of COBRA and the Health Insurance Portability and Accountability Act, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees, have, in all material respects, been satisfied with respect to each Parent Scheduled Plan.

                (9) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Parent Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on Parent financial statements (in accordance with generally applied accounting principles, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on Parent financial statements. Any contribution made or accrued with respect to any Parent Scheduled Plan has been or, to the knowledge of Parent, will be intended to be, fully deductible by Parent.

                (10) Neither Parent nor a Plan Affiliate has any material liability (A) for the termination of any single employer plan under Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code Section 412(c)(11).

                (11) All Parent Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither Parent nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

                (12) With respect to any Parent Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and
(B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Parent or any Plan Affiliate to a tax under Code
Section 4976(a).

                (13) Each Parent Scheduled Plan that has been adopted or maintained by Parent or any Plan Affiliate, whether informally or formally, or with respect to which Parent or any Plan Affiliate will or may have any liability, for the benefit of Parent Employees who perform services outside the United States (the "Parent International Employee Plans") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent or any Plan Affiliate from terminating or amending any Parent International Employee Plan at any time for any reason without material liability to Parent or any Plan Affiliate (other than ordinary administration expenses or routine claims for benefits). To the extent any such Parent International Employee Plan has not been disclosed or provided prior to the date of this Agreement, Parent agrees to use its best efforts to disclose and provide such plan prior to the Effective Time.

          (iv) Other than by reason of actions taken by Parent following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of Parent to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

          (v) As used in this Agreement, with respect to any Person the term "Plan Affiliate" shall mean each other Person with whom such Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with such Person as under common control or whose employees would be treated or have been treated as employed by such Person, under Section 414 of the Code and any regulations, administrative rulings and case law interpreting the foregoing.

     (n)  Parent Intangible Property.
          --------------------------

          (i) Parent and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Parent and its subsidiaries as currently conducted or planned to be conducted (the "Parent Intellectual Property Rights"). Section 5.1(n) of the Parent Disclosure Schedule sets forth a list of the material software licenses to which Parent or its subsidiaries is a party.

         (ii) Neither Parent nor any of its subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any material license, sublicense or other agreement relating to the Parent Intellectual Property Rights or any license, sublicense or other agreement pursuant to which Parent or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of Parent or any of its subsidiaries.

          (iii) To Parent's knowledge, all patents, registered trademarks, service marks and copyrights held by Parent or any of its subsidiaries which are material to its business are valid and enforceable. Neither Parent nor any of its subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party, which infringement would be reasonably likely to have a Material Adverse Effect on Parent.

          (iv) Parent and its subsidiaries have taken reasonable security measures to safeguard and maintain their property rights in all Parent Intellectual Property Rights owned by Parent or its subsidiaries. Parent and its subsidiaries maintain and in all material respects abide by a policy that officers, employees and consultants of Parent or any of its subsidiaries, except for clerical and other lower level support personnel (e.g. mail room, messengers, etc.), execute an agreement, in a form or forms previously provided to the Company, regarding (i) the protection of proprietary information, (ii) the assignment to Parent (or an applicable subsidiary) of all Parent Intellectual Property Rights arising from services performed for Parent or any of its subsidiaries by such

Persons, (iii) the ownership by Parent or one of its subsidiaries of all Parent Intellectual Property Rights arising from the services performed for Parent or one of its subsidiaries by such Persons and (iv) limitations on the individual's ability to solicit or hire Parent's or its subsidiaries' employees or consultants.

          (o)  Agreements, Contracts and Commitments; Material Contracts. Except
               ---------------------------------------------------------
as set forth in the Section 5.1(o) of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its subsidiaries is a party to or is bound by:

                (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Parent or any of its subsidiaries and with outstanding obligations in excess of $1,000,000;

                (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Parent's Board of Directors or any other employee who is one of the fifty (50) most highly compensated employees, including base salary and bonuses, (the "Parent Key Employees"), other than those that are terminable by Parent or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of Parent, except to the extent general principles of wrongful termination law may limit Parent's or any of its subsidiaries' ability to terminate employees at will;

                (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (iv) any agreement of indemnification or guaranty by Parent or any of its subsidiaries not entered into in the ordinary course of business other than indemnification agreements between Parent or any of its subsidiaries and any of its officers or directors in standard forms as filed by Parent with the SEC;

                (v) any agreement, contract or commitment containing any covenant limiting the freedom of Parent or any of its subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights;

                (vi) any joint venture, partnership, and other contract (however named) involving a sharing of profits or losses by the Parent or any subsidiary with any other Person;

                (vii) any contract for capital expenditures in excess of $1,000,000;

                (viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

                 (ix) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $2,500,000, in any case which includes all escrow and earn-out agreements with outstanding obligations; or

                 (x) any material joint marketing, distribution or development agreement or any other material contract of the Parent or any of its subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Parent Disclosure Schedule.

      A true and complete copy (including all amendments) of each Parent Contract (or if standard forms are used, copies of the applicable forms with an indication of any material differences from the actual listed Parent Contract), or a summary of each oral contract, has been made available to the Company, excluding those Parent Contracts referenced in clause (vii). Each contract set forth in Section 5.1(o)(i)-(x) of the Parent Disclosure Schedule (a "Parent Contract") and each Parent Material Contract (as defined below) is in full force and effect, and is a legal, valid and binding obligation of Parent or a subsidiary of Parent and, to the knowledge of Parent, each of the other parties thereto, enforceable in accordance with its terms, except (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by Parent or a subsidiary of Parent or, to the knowledge of Parent, any other party thereto under, or result in a right in termination of, any Parent Contract or Parent Material Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent. The term "Parent Material Contract" shall mean any contract that is material to Parent and its subsidiaries, taken as a whole. Except as provided for herein, at the Effective Time, no Person will have the right, by contract or otherwise, to become, nor does any entity have the right to designate or cause Parent to appoint a Person as, a director of Parent or any subsidiary of Parent.

          (p) Unlawful Payments and Contributions. To the knowledge of Parent,
              -----------------------------------
neither Parent, any subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity;
(ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

          (q)  Listings. Parent's securities are not listed, or quoted, for
               --------
trading on any U.S. domestic or foreign securities exchange, other than the NNM.

          (r)  Environmental Matters. Except as disclosed in Parent's SEC
               ---------------------
Reports filed prior to the date hereof, (i) Parent and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent alleging the violation of any Environmental Law and neither Parent nor any subsidiary of Parent has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the knowledge of Parent, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to Parent or its subsidiaries or any real property currently or previously owned, operated or leased by Parent or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the knowledge of Parent, neither Parent nor any of its subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material (as hereinafter defined) at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by Parent or any of its subsidiaries in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of Sections 5.1(s) and 5.2(s), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

     (s)  Title to Properties; Liens; Condition of Properties.
          ---------------------------------------------------

          (i) Parent and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on their most recent balance sheet or acquired after the date thereof. None of the property owned or used by Parent or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since September 30, 1999, there has not been any sale, lease, or any other disposition or distribution by Parent or any of its subsidiaries of any of its assets or properties, material to Parent and its subsidiaries, taken as a whole, except transactions in the ordinary and regular course of business.

           (ii) Parent has delivered to the Company a schedule of all material leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real property used by Parent or any of its subsidiaries in their respective businesses. All such leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither Parent nor any of its subsidiaries has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

     (t)  Labor and Employee Relations.
          ----------------------------

          (i) Neither Parent nor any of its subsidiaries is party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other material employment or consulting agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of Parent (including, without limitation, any contract to which Parent is a party involving employees of Parent).

          (ii) Except as required by applicable law in non-U.S. jurisdictions,
(A) none of the employees of Parent or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization;
(B) neither Parent nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Parent or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of Parent there is no active or current union organization activity involving the employees of Parent or any of its subsidiaries, nor has there ever been union representation involving employees of Parent or any of its subsidiaries.

          (iii) Except for complaints which, in the aggregate, do not represent claims which could reasonably involve liabilities in excess of $2,000,000, there are no complaints against Parent or any of its subsidiaries pending or, to the knowledge of Parent, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of Parent or any of its subsidiaries.

          (iv) Parent has provided to the Company a description of all written employment policies under which Parent and each subsidiary is operating.

          (v) Parent and each of its subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

          (vi) To the knowledge of Parent, as of the date hereof, no executive, key employee or group of employees has any plans to terminate his or her employment with Parent or any of its subsidiaries.

     (u)  Permits. Parent and each of its subsidiaries hold all licenses,
          -------
permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise except where such failures would not, in the aggregate, have a Material Adverse Effect on Parent.

     (v)  Warranty or Other Claims. Parent has provided to the Company a copy of
          ------------------------
its standard form agreement for services. It is Parent's practice and policy to adhere to the form terms, except to the extent not commercially practicable.

     (w)  Transactions with Affiliates. Except as set forth in the Parent SEC
          ----------------------------
Reports filed prior to the date of this Agreement, since the date of Parent's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     (x)  Computer Software. The occurrence in or use by any material Software
          -----------------
used by Parent and its subsidiaries of dates on or after January 1, 2000 will not result in any Malfunction.

     (y)  State Takeover Laws. The Board of Directors of Parent has taken all
          -------------------
necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements. No other state takeover statute or similar statute or regulation is applicable to this Agreement or the Stockholder Agreements.

     5.2  Representations and Warranties of the Company  The Company hereby.
          ---------------------------------------------
represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule previously delivered by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the letter and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section
5.2 or other paragraphs or sections to which it is clearly apparent (from a plain reading of the disclosure) that such disclosure relates.

     (a)  Corporate Organization and Qualification. Each of the Company and its
          ----------------------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation would not have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the charter documents of its subsidiaries, each as amended.

     (b) Capitalization. The authorized capital stock of the Company consists of
         --------------
(i) 200,000,000 shares of common stock, $0.001 par value per share, of which 90,645,130 shares were issued and outstanding on November 30, 1999, and (ii) 1,000,000 shares of preferred stock, $0.001 par value per share, none of which is issued or outstanding. All of the outstanding shares of capital stock of the Company and its subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 35,484,796 Company Shares
(i) issued pursuant to the 1996 Stock Option Plan, 1996 Equity Compensation Plan, the 1997 Acquisition Stock Option Plan and the 1999 Non-Qualified Stock Option Plan of the Company (the "Company Stock Option Plans"), (ii) existing as a result of the Company's assumption of then outstanding stock options of CKS Group, Inc. in connection with the merger with CKS Group, Inc. consummated on December 17, 1998, and (iii) under the Stock Option Agreement with Robert Shaw and the Company's Bonus Plan (the plans and agreements referred to in clauses
(i), (ii) and (iii), collectively, the "Company Option Plans") and rights under the Company ESPPs, as of November 30, 1999, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger. The Company has provided to Parent a list, as of November 30, 1999, of the outstanding options to acquire shares of the Company's capital stock, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this

Agreement, and indicates the extent of acceleration, if any. Since November 30, 1999 through the date hereof no options have been issued or accelerated or had their terms modified.

    (c)  Fairness Opinion. The Board of Directors of the Company has received an
         ----------------
oral opinion from Morgan Stanley Dean Witter to be confirmed in writing and addressed to its Board of Directors, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of Common Shares in the Merger is fair to such holders from a financial point of view. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

    (d)  Authority Relative to this Agreement. The Board of Directors of the
         ------------------------------------
Company has declared the Merger advisable and the Company has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

     (e) Present Compliance with Obligations and Laws. Neither the Company nor
         --------------------------------------------
any of its subsidiaries is: (i) in violation of its Certificate of Incorporation or Bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items
(ii), (iii), or (iv) would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     (f) Consents and Approvals; No Violation. Neither the execution and
         ------------------------------------
delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or Bylaws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, except
(A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust laws of any foreign country or, (F) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which would have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets, except for violations which would not in the aggregate have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     (g)  Litigation. Except as disclosed in Company SEC Reports filed prior to
          ----------
the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, alone or in the aggregate, would be reasonably likely to result in obligations or liabilities of the Company or any of its subsidiaries that would have a Material Adverse Effect on the Company or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its subsidiaries, the conduct of the business by the Company or any of its subsidiaries, or Company's ability to perform its obligations under this Agreement or (ii), insofar as can be reasonably foreseen, individually or in the aggregate, would have a Material Adverse Effect on the Company.

     (h)  SEC Reports; Financial Statements.
          ---------------------------------

          (i) Since January 1, 1997, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this

Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (ii) The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments). Since January 1, 1999, there has not been any material change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting purposes except as required by concurrent changes in generally accepted accounting principles.

          (i) No Liabilities; Absence of Certain Changes or Events. Neither the
              ----------------------------------------------------
Company nor any of its subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of the Company, there is no reasonable basis for the assertion of any material claim or liability of any nature against the Company or any of its subsidiaries, except for liabilities (i) which are fully reflected in, reserved against or otherwise described in the Company Financial Statements for the period ending September 30, 1999, (ii) which have been incurred after September 30, 1999 in the ordinary course of business, consistent with past practice, or
(iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action). Since September 30, 1999, the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course, and there has not been any Material Adverse Effect on the Company and no event has occurred and no fact or set of circumstances has arisen which has resulted in or could reasonably be expected to result in a Material Adverse Effect on the Company. Since September 30, 1999, to the knowledge of the Company, no material customer or supplier of the Company or its subsidiaries has threatened, in writing, to alter materially its relationship with the Company or its subsidiaries. Since September 30, 1999, neither the Company nor any of its subsidiaries has agreed to a waiver or release of any material right or claim (including without limitation to any write off or other compromise of any material account receivable) outside of the ordinary course of business consistent with past practice.

     (j) Brokers and Finders. Except for the fees and expenses payable to Morgan
         -------------------
Stanley Dean Witter, which fees and expenses are reflected in its agreement with the Company, a true and complete copy of which (including all amendments) has been furnished to the Company, neither the Company nor any of its subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     (k)  S-4 Registration Statement and Proxy Statement/Prospectus. None of the
          ---------------------------------------------------------
information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Joint Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement and at the time of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and Parent. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Joint Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

     (l)  Taxes.
          -----

          (i) The Company and each of its subsidiaries has timely filed all Returns required by applicable Tax law to be filed by the Company and each of its subsidiaries, except for any such failures to file that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Taxes owed by the Company or any of its subsidiaries to a taxing authority, or for which the Company or any of its subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid, except for any such failure to pay that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has made accruals for Taxes on the Company Financial Statements which are adequate to cover any Tax liability of the Company and each of its subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements, except where failures to make such accruals or provisions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its subsidiaries have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

          (iii) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, except any such deficiency that, if paid, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect.

          (iv) No federal or state Tax audit or other examination of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such federal or material state Tax audit or other examination, except in all cases for Tax audits and other examinations which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (v) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

          (vi) Neither the Company nor any of its subsidiaries is a party to (A) any agreement with a party other than the Company or any of its subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

          (vii) Except for the group of which the Company and its subsidiaries are now presently members, neither the Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code.

          (viii) Neither the Company nor any of its subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which have not yet been taken into account.

          (ix) The Company is not, and has not at any time been, a United States Real Property Holding Corporation.

     (m)  Employee Benefits.
          -----------------

          (i) Section 5.2(m)(i) of the Company Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective bargaining agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof maintained, sponsored, adopted or administered by the Company or any current or former Plan Affiliate or to which the Company or any current or former Plan Affiliate has made contributions to, obligated itself or had any liability with respect to (all such plans, policies, programs, arrangements, agreements and contracts, are referred to in this Agreement as "Company Scheduled Plans").

          (ii) The Company has delivered or made available to Parent a complete and accurate copy, as of the Closing, of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications thereto with respect to each such plan, Form 5310 and any related filings with the PBGC and with respect to the last six (6) Plan years, for each Plan subject to Title IV of ERISA, general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Company Scheduled Plan that is a "group health plan" as defined in Code
Section 162(i), and a copy or description of each other general explanation or written or oral communication which describes a material term of each Company Scheduled Plan that has not previously been disclosed to Parent pursuant to this Section. Section 5.2(m) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as comprehended to the Closing Date. Except as set forth in Section 5.2(m) of the Company Disclosure Schedule, there are no negotiations, demands or proposals which are pending or threatened which concern matters now covered, or that would be covered, by the foregoing types of unwritten Plans.

          (iii) Except as could not reasonably give rise, whether individually or in the aggregate, to a Material Adverse Effect to the Company, Parent, or Merger Sub:

                (1) Each Company Scheduled Plan (A) has been and currently complies in form and in operation in all material respects with all applicable requirements of ERISA and the Code, and any other legal requirements; (B) has been and is operated and administered in material compliance with its terms (except as otherwise required by law); (C) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (D) where appropriate, has received a favorable determination letter or recognition of exemption from the Internal Revenue Service.

                (2) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any material liability, claim or other proceeding against any Company Scheduled Plan, any fiduciary or plan administrator or other Person dealing with any Company Scheduled Plan or the assets of any such Company Scheduled Plan.

                (3) With respect to each Company Scheduled Plan, to the knowledge of the Company, no Person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (B) has materially breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C) has any material liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to material liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

                (4) Each Company Scheduled Plan (other than any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without further material liability to the Company or Parent (other than ordinary administrative expenses or routine claims for benefit plans), including, but not limited to, any withdrawal liability under ERISA for any multi-employer plan or any liability under any Company Scheduled Plan subject to Title IV of ERISA.

                (5) None of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan which is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

                (6) No Company Scheduled Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any Plan Affiliate has ever represented, promised or contracted (whether in oral or written form) to any current or former employee, consultant or director (either individually or as a group) or any other person that such current or former employee(s) or other person would be provided with retiree health, except to the extent required by applicable continuation coverage statute.

               (7) No Company Scheduled Plan has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code
Section 412 or Section 302 of ERISA, nor has any liability to the PBGC (except for payment of premiums) been incurred or reportable event within the meaning of
Section 4043 of ERISA occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such plan;

               (8) The requirements of COBRA and the Health Insurance Portability and Accountability Act, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its employees, have, in all material respects, been satisfied with respect to each Company Scheduled Plan.

               (9) All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Closing for each Company Scheduled Plan (including periods from the first day of the then current plan year to the Closing) shall have been made or accrued on the Company financial statements (in accordance with generally applied accounting principles, including FAS 87, 88, 106 and 112) and each such plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) which is not reflected on the Company financial statements. Any contribution made or accrued with respect to any Company Scheduled Plan has been or, to the knowledge of the Company, will be intended to be, fully deductible by the Company.

               (10) Neither the Company nor a Plan Affiliate has any material liability (A) for the termination of any single employer plan under Section 4062 of ERISA or any multiple employer plan under Section 4063 of ERISA, (B) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (C) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (D) for any excise tax imposed by Code Sections 4971, 4972, 4977, or 4979, or (E) for any minimum funding contributions under Section 302(c)(11) of ERISA or Code Section 412(c)(11).

               (11) All the Company Scheduled Plans to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Plan Affiliate has any liability for any excise tax imposed by Code Section 5000.

               (12) With respect to any Company Scheduled Plan which is a welfare plan as defined in Section 3(1) of ERISA; (A) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code materially meets such requirements; and
(B) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company or any Plan Affiliate to a tax under Code Section 4976(a).

                (13) Each Company Scheduled Plan that has been adopted or maintained by the Company or any Plan Affiliate, whether informally or formally, or with respect to which the Company or any Plan Affiliate will or may have any liability, for the benefit of the Company Employees who perform services outside the United States (the "Company International Employee Plans") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or any Plan Affiliate from terminating or amending any Company International Employee Plan at any time for any reason without material liability to the Company or any Plan Affiliate (other than ordinary administration expenses or routine claims for benefits). To the extent any such Company International Employee Plan has not been disclosed or provided prior to the date of this Agreement, the Company agrees to use its best efforts to disclose and provide such plan prior to the Effective Time.

          (iv) Other than by reason of actions taken by Parent following the Closing, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (C) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (D) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (n)   Company Intangible Property.
           ---------------------------

           (i) The Company and its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its subsidiaries as currently conducted or planned to be conducted (the "Company Intellectual Property Rights"). Section 5.2(n) of the Company Disclosure Schedule sets forth a list of the material software licenses to which the Company or its subsidiaries is a party.

          (ii) Neither the Company nor any of its subsidiaries is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach in any material respect of any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company or any of its subsidiaries.

          (iii) To the Company's knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of its subsidiaries which are material to its business are valid and enforceable. Neither the Company nor any of its subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party, which infringement would be reasonably likely to have a Material Adverse Effect on the Company.

          (iv) The Company and its subsidiaries have taken reasonable security measures to safeguard and maintain their property rights in all the Company Intellectual Property Rights owned by the Company or its subsidiaries. The Company and its subsidiaries maintain and in all material respects abide by a policy that officers, employees and consultants of the Company or any of its subsidiaries, except for clerical and other lower level support personnel (e.g. mail room, messengers, etc.), execute an agreement, in a form previously provided to Parent, regarding (i) the protection of proprietary information,
(ii) the assignment to the Company (or an applicable subsidiary) of all the Company Intellectual Property Rights arising from services performed for the Company or any of its subsidiaries by such Persons, (iii) the ownership by the Company or one of its subsidiaries of all the Company Intellectual Property Rights arising from the services performed for the Company or one of its subsidiaries by such Persons and (iv) limitations on the individual's ability to solicit or hire Parent's or its subsidiaries' employees or consultants.

     (o)  Agreements, Contracts and Commitments; Material Contracts. Except as
          ---------------------------------------------------------
set forth in the Section 5.2(o) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is a party to or is bound by:

          (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its subsidiaries and with outstanding obligations in excess of $1,000,000;

          (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors or any other employee who is one of the fifty (50) most highly compensated employees, including base salary and bonuses (the "Company Key Employees"), other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its subsidiaries' ability to terminate employees at will;

          (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iv) any agreement of indemnification or guaranty by the Company or any of its subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

          (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights;

          (vi) any joint venture, partnership, and other Contract (however named) involving a sharing of profits or losses by the Company or any subsidiary with any other Person;

          (vii) any contract for capital expenditures in excess of $1,000,000;

          (viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

           (ix) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $2,500,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations; or

           (x) any material joint marketing, distribution or development agreement or other material contract of the Company or any of its subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Company Disclosure Schedule.

     A true and complete copy (including all amendments) of each Company Contract (or if standard forms are used, copies of the applicable forms with an indication of any material differences from the actual listed Company Contract), or a summary of each oral contract, has been made available to Parent, excluding those Company Contracts referenced in clauses (vii). Each contract set forth in
Section 5.2(o)(i)-(x) of the Company Disclosure Schedule (a "Company Contract") and each Company Material Contract (as defined below) is in full force and effect, and is a legal, valid and binding obligation of the Company or a subsidiary of the Company and, to the knowledge of the Company, each of the other parties thereto, enforceable in accordance with its terms, except (a) that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (b) as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect with respect to the Company on the Company. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a subsidiary of the Company or, to the knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract or Company Material Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company. The term "Company Material Contract" shall mean any contract that is material to the Company and its subsidiaries, taken as a whole.

     (p)  Unlawful Payments and Contributions. To the knowledge of the Company,
          -----------------------------------
neither the Company, any subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

     (q)  Listings. The Company's securities are not listed, or quoted, for
          --------
trading on any U.S. domestic or foreign securities exchange, other than the NNM.

     (r)  Environmental Matters. Except as disclosed in the Company SEC Reports
          ---------------------
filed prior to the date hereof, (i) the Company and its subsidiaries and the operations, assets and properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any subsidiary of the Company has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its subsidiaries or any real property currently or previously owned, operated or leased by the Company or its subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the knowledge of the Company, neither the Company nor any of its subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its subsidiaries in a manner that could create any Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank).

     (s)  Title to Properties; Liens; Condition of Properties.
          ---------------------------------------------------

          (i) The Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, located on their premises or shown on their most recent balance sheet or acquired after the date thereof. None of the property owned or used by the Company or any of its subsidiaries is subject to any mortgage, pledge, deed of trust, lien

(other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since September 30, 1999, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its subsidiaries of any of its assets or properties material to the Company and its subsidiaries, taken as a whole, except transactions in the ordinary and regular course of business.

          (ii) The Company has delivered to Parent a schedule of all material leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real property used by the Company or any of its subsidiaries in their respective businesses. All such leases are valid, binding and enforceable in accordance with their terms against the parties thereto, and each such lease is subsisting and no default exists under any thereof. Neither the Company nor any of its subsidiaries has received notice that any party to any such lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or any right thereunder.

     (t)  Labor and Employee Relations.
          ----------------------------

          (i) Neither the Company nor any of its subsidiaries is a party to any employment, consulting, non-competition, severance, golden parachute, indemnification agreement or any other material employment or consulting agreement providing for payments or benefits or the acceleration of payments or benefits upon the change of control of the Company (including, without limitation, any contract to which the Company is a party involving employees of the Company).

          (ii) Except as required by applicable law in non-U.S. jurisdictions,
(A) none of the employees of the Company or any of its subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its subsidiaries, nor has there ever been union representation involving employees of the Company or any of its subsidiaries.

          (iii) Except for complaints which, in the aggregate, do not represent claims which could reasonably involve liabilities in excess of $2,000,000, there are no complaints against the Company or any of its subsidiaries pending or, to the knowledge of the Company, overtly threatened before the National Labor Relations Board or any similar foreign, state or local labor agencies, or before the Equal Employment Opportunity Commission or any similar foreign, state or local agency, or before any other governmental agency or entity by or on behalf of any employee or former employee of the Company or any of its subsidiaries.

          (iv) The Company has provided to Parent a description of all written employment policies under which the Company and each subsidiary is operating.

          (v) The Company and each of its subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

          (vi) To the knowledge of the Company, as of the date hereof, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company or any of its subsidiaries.

          (vii) Section 5.2(t) of the Company Disclosure Schedule lists the following information with respect to the Company Key Employees.

                (1)  position; and

                (2) any non-compete or non solicitation agreement they are bound by.

     (u)  Permits. The Company and each of its subsidiaries hold all licenses,
          -------
permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All such material licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Parent shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failures would not, in the aggregate, have a Material Adverse Effect on the Company.

     (v)  Warranty or Other Claims. The Company has provided to the Company a
          ------------------------
copy of its standard form agreement for services. It is the Company's practice and policy to adhere to the form terms, except to the extent not commercially practicable.

     (w)  Transactions with Affiliates. Except as set forth in the Company SEC
          ----------------------------
Reports filed prior to the date of this Agreement, since the date of Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     (x) Computer Software. The occurrence in or use by any material Software
         -----------------
used by the Company and its subsidiaries of dates on or after January 1, 2000 will not result in any Malfunction.

     (y) State Takeover Laws. The Board of Directors of the Company has taken
         -------------------
all necessary action so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements. No other state takeover statute or similar statute or regulation is applicable to this Agreement or the Stockholder Agreements.

                                  ARTICLE VI


                      Additional Covenants and Agreements

   6.1    Conduct of Business
          -------------------

     (a) Parent and the Company each covenant and agree that, during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Parent and the Company each will, and will cause each of their subsidiaries to, conduct their operations according to their ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact their current business organizations, use their reasonable efforts to keep available the service of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.

     (b) Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, Parent and the Company shall not, and each shall cause each of their subsidiaries not to, without the prior written consent of the other Parties:

          (i) except as set forth in Section 6.1(b) of the Company Disclosure Schedule, accelerate, amend or change the period of exercisability of any outstanding options or restricted stock, reprice options granted under the Company Option Plans or Parent Option Plans or authorize cash payments in exchange for any options granted under any of such plans, as the case may be, or authorize cash payments in exchange for any options granted under any of such plans, except to the extent required under any Company Option Plan or Parent Option Plan, as the case may be, or any individual agreement as in effect on the date hereof (or, if entered into after the date hereof in compliance with this Section 6.1(b), such agreement which shall be in the standard form thereof as in effect on the date hereof);

          (ii) except (v) for issuances of shares of common stock of Merger Sub to Parent, (w) as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, (x) for shares to be issued upon exercise of outstanding options or warrants or options and warrants granted in compliance with clauses (w) or (y) hereof, and (y) for grants of stock options in the ordinary course consistent with past practice pursuant to the Parent Option Plans or Company Option Plans, as the case may be, in connection with new hires or in accordance with regularly scheduled periodic grants, not to exceed 4,000,000 shares, in all cases, for each of Parent and the Company, respectively, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

          (iii) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Parent Shares or the Company Shares, as the case may be), other than the repurchase of securities from service providers upon their termination from service with Parent or the Company, as the case may be, at the original purchase price;

          (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such;

          (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger as provided for herein);

          (vi) adopt any amendments to its Certificate or Articles of Incorporation, as the case may be, or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, except to increase the authorized capital stock or reduce the par value of the capital stock of Merger Sub;

          (vii) other than as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, make any acquisition, by means of merger, consolidation or otherwise, or dispositions, of assets or securities (except for acquisitions or dispositions in the ordinary course of business none of which are acquisitions of businesses);

          (viii) other than in the ordinary course of business consistent with past practice, except as set forth in Section 6.1(b) of the Parent Disclosure Schedule or the Company Disclosure Schedule, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person;

          (ix) make or revoke any material Tax election, settle or compromise any material federal, state, local or foreign Tax liability or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes (except for Tax elections which are consistent with prior such elections (in past years);

          (x) incur any material liability for Taxes other than in the ordinary course of business;

          (xi) incur or commit to incur any capital expenditures in excess of current budgets for capital expenditures which were provided by the Company or Parent to the other party prior to the date hereof;

          (xii) enter into any contract material to Parent or the Company as the case may be, and its subsidiaries, taken as a whole;

          (xiii) enter into any strategic alliance or joint marketing arrangement or agreement other than routine alliances, arrangements or agreements;

          (xiv) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with its terms, of any liability recognized or disclosed in the most recent Parent Financial Statements (September 30, 1999) or Company Financial Statements (September 30, 1999) (or the notes thereto), as applicable, or incurred since the date of such financial statements, or (B) voluntarily waive the benefits of, or agree to modify in any manner, terminate or release any Person from any non-competition, confidentiality, standstill or similar agreement to which Parent or any of its subsidiaries or the Company or any of its subsidiaries, as applicable, is a party or of which any of them is a beneficiary;

          (xv) except as required by this Agreement or as required to be held in accordance with a valid stockholder request, call or hold any meeting of stockholders of the Company or Parent other than an annual meeting of shareholders which considers routine matters in the ordinary course of business consistent with past practices;

          (xvi) transfer or license to any Person or entity or otherwise extend, amend or modify any material rights to the Parent Intellectual Property Rights or the Company Intellectual Property Rights, as applicable, other than in the ordinary course of business consistent with past practices or on a non-exclusive basis not materially different from past practices;

          (xvii) make any change to accounting policies or procedures, except as may be required by generally accepted accounting principles or applicable law; or

          (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (c) Between the date hereof and the Effective Time, except as contemplated herein, Parent, the Company and their subsidiaries shall not (without the prior written consent of the Parties hereto) (A) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Parent and its subsidiaries, or the Company and its subsidiaries, or as contemplated by the terms of any contract the existence of which does not constitute a violation of this Agreement, increase the compensation, bonus or other benefits of any director, officer or other employee; (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or employee, whether past or present; (C) enter into any new or amend any existing employment or severance agreement with any such director, officer or employee; (D) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend, terminate or change any funding policies or assumptions for any such plan or arrangement in existence on the date hereof if such amendment, termination or change would have the effect of enhancing any benefits thereunder or increasing the cost thereof to Parent or the Company or (E) increase the total head count of Parent and its subsidiaries, or the Company and its subsidiaries, in an amount greater than an increase in the ordinary course of business consistent with past practice.

  6.2  No Solicitation by the Company.
         ------------------------------

     (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal (as defined below), or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Superior Proposal (as defined below) the Company may, to the extent that the Board of Directors of the Company determines in good faith (in consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Company Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to Section 6.2(b)(i). In such event, the Company shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform Parent of the material terms and conditions of such Company Superior Proposal, including the identity of the Person making such Company Superior Proposal and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Superior Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any subsidiary of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any subsidiary of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any subsidiary of the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than thirty-five percent (35%) of the voting power of the Company or the assets representing more than thirty-five percent (35%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions or
(vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term "Company Acquisition
                  --------  -------
Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Company Superior Proposal" means any offer not solicited by the Company, or by other persons in violation of the first sentence of this Section 6.2(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its subsidiaries, taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (based on its consultation with a financial advisor of nationally recognized reputation and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor the persons or entity making such Company Superior Proposal has the financial means to conclude such transaction. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to any Company Acquisition Proposal. Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided, however, that, subject to Section 6.2(b)(i), neither the
     --------  -------
Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 6.2, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry) and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

  6.3  No Solicitation by Parent.
       -------------------------

     (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, Parent and its subsidiaries will not, and will not permit their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Parent Acquisition Proposal (as defined below), or (ii) engage in, or enter into, any negotiations or discussions concerning any Parent Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, Parent receives a Parent Superior Proposal (as defined below) Parent may, to the extent that the Board of Directors of Parent determines in good faith (in consultation with outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Parent Superior Proposal in order to be informed with respect thereto in order to make any determination permitted pursuant to Section 6.3(b)(i). In such event, Parent shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform the Company of the material terms and conditions of such Parent Superior Proposal, including the identity of the Person making such Parent Superior Proposal and (ii) promptly keep the Company informed of the status including any material change to the terms of any such Parent Superior Proposal. As used herein, the term "Parent Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving Parent or any subsidiary of Parent, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Parent or any subsidiary of Parent in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of Parent or any subsidiary of Parent, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to Parent or any subsidiary of Parent,
(v) tender offer or exchange offer for Parent securities; in the case of (i),
(ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than thirty-five percent (35%) of the voting power of Parent or the assets representing more than thirty-five percent (35%) of the net income, net revenue or assets of Parent on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that
                                                        --------  -------
the term "Parent Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Parent Superior Proposal" means any offer not solicited by Parent, or by other persons in violation of the first sentence of this Section 6.3(a), and made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of Parent Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Parent and its subsidiaries, taken together, and otherwise on terms which the Board of Directors of Parent determines in good faith (based on its consultation with a financial advisor of nationally recognized reputation and other such matters that it deems relevant) would, if consummated, result in a transaction more favorable to Parent's stockholders from a financial point of view than the Merger and, in the reasonable good faith judgment of the Board of Directors of Parent after consultation with its financial advisor the persons or entity making such Parent Superior Proposal has the financial means to conclude such transaction. Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Neither the Board of Directors of Parent nor any committee thereof shall (i) except as required by their fiduciary duties as determined in good faith in consultation with outside counsel, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Board of Directors of Parent or such committee of the amendment to Parent's Certificate of Incorporation and the approval of the issuance of Parent Shares, (ii) approve, recommend, or otherwise support or endorse any Parent Acquisition Proposal, or (iii) cause Parent to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Parent Acquisition Agreement") with respect to any Parent Acquisition Proposal. Nothing contained in this Section 6.3 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to Parent's stockholders if, in the good faith judgment of the Board of Directors of Parent, in consultation with outside counsel, such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided, however, that, subject to Section 6.3(b)(i), neither
                --------  -------
Parent nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Parent Acquisition Proposal.

     (c) In addition to the obligations of Parent set forth in paragraphs (a) and (b) of this Section 6.3, Parent will promptly (and in any event within twenty-four (24) hours) advise the Company, orally and in writing, if any Parent Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of Parent is requested in connection with a Parent Acquisition Proposal, the principal terms and conditions of any such Parent Acquisition Proposal or potential Parent Acquisition Proposal or inquiry (and will disclose any written materials received by Parent in connection with such Parent Acquisition Proposal, potential Parent Acquisition Proposal or inquiry) and the identity of the party making such Parent Acquisition Proposal, potential Parent Acquisition Proposal or inquiry. Parent will keep the Company advised of the status and details (including amendments and proposed amendments) of any such request or Parent Acquisition Proposal.

    6.4  Meeting of Stockholders.  Parent, on the one hand, and the Company
         -----------------------
on the other, shall each take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders (the "Stockholder Meetings") as promptly as practicable to consider and vote upon the approval of the Merger and the issuance of the Parent Shares, as the case may be. Subject to the fiduciary duties of each Party's Board of Directors under applicable law in consultation with independent legal counsel (who may be the Party's regularly engaged independent legal counsel), the Board of Directors of Parent, on the one hand, and the Company, on the other, shall recommend and each shall declare advisable such approval (the requisite approval by stockholders of the Company as well as by stockholders of Parent is hereinafter referred to collectively as the "Requisite Stockholder Approval"); provided, however, that the Board of Directors of Parent and the Board of Directors of the Company shall submit this Agreement to the stockholders of Parent and the Company, as the case may be, whether or not the Board of Directors of Parent or the Board of Directors of the Company, as the case may be, at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of Parent or the Company, as the case may be, reject it. Unless the Board of Directors of Parent or the Board of Directors of the Company, as the case may be, has withdrawn its recommendation of this Agreement in compliance herewith, each of Parent and the Company shall use reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the DGCL and its respective Certificate of Incorporation and Bylaws to approve and adopt this Agreement and the Merger and the issuance of Parent Shares, as the case may be.

   6.5  Registration Statement.  Parent will, as promptly as practicable,
        ----------------------
prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company and Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's and Parent's stockholders with respect to the Merger and the issuance of the Parent Shares (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's and Parent's stockholders, is herein called the "Joint

Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, it being understood and agreed that Katten Muchin & Zavis, counsel to Parent, and Wilson Sonsini Goodrich & Rosati, P.C., counsel to the Company, will each render the tax opinions referred to in Section 7.1(g) and 7.1(h), respectively, on (i) the date the preliminary Joint Proxy Statement is filed with the SEC and (ii) the date the S-4 Registration Statement is filed with the SEC. The Company and Parent will each use their reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable date and will coordinate and cooperate with one another with respect to the timing of the Stockholder Meetings and the Company and Parent shall each use their commercially reasonable efforts to hold such Stockholder Meetings as soon as practicable after the date hereof. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

  6.6     Reasonable Efforts.   The Parties shall: (i) promptly make
          ------------------
their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use their reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

  6.7     Access to Information.   Upon reasonable notice, Parent, on the one
          ---------------------
hand, and the Company, on the other, shall (and shall cause each of their subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.7 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated November 18, 1999 (the "Confidentiality Agreement").

  6.8     Publicity.  The Parties agree that they will consult with
          ---------
each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with an national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of Parent or the Company withdraws its recommendation of this Agreement in compliance herewith, neither party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.

     6.9  Indemnification of Directors and Officers.
          -----------------------------------------

          (a) From and after the Effective Time, Parent shall, and in addition shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and any of their subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent (not otherwise covered by insurance) permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses
                                       --------
are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided,
                                                                 --------
however, the indemnification provided hereunder by Parent shall not be greater
-------
than the greater of (x) the indemnification actually provided pursuant to the Company's Certificate of Incorporation and By-Laws, as in effect as of the date hereof or (y) the indemnification actually provided by the Company as of the date hereof. Parent agrees that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company, Parent or any of their subsidiaries (collectively, the "Indemnified Parties") as provided in, as the case may be, the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements, or articles or certificates of incorporation or by-laws or similar documents of any of the Company's or Parent's subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger.

          (b) Parent shall cause to be maintained in effect for not less than six (6) years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company, Parent and their subsidiaries with respect to matters occurring prior to the Effective Time to the extent required to cover the types of actions and omissions currently covered by such policies; provided, however, that (i) Parent may
                                    --------  -------
substitute therefor policies of substantially the same coverage containing terms and conditions which are not less advantageous, in any material respect, to the Indemnified Parties and (ii) Parent shall not be required to pay an annual premium for such insurance in excess of two hundred percent (200%) of current aggregate policies but in such case shall purchase as much coverage as possible for such amount.

          (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective commercially reasonable efforts to vigorously defend against and respond thereto.

          (d) This Section 6.9 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Parties.

   6.10  Affiliates of the Company and Parent.  The Company has identified to
         ------------------------------------
Parent each "affiliate" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate") and the Company will use its reasonable efforts to obtain as promptly as practicable from each Company Affiliate written agreements in the form attached hereto as Exhibit C (the
                                                            ---------
"Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

   6.11  Maintenance of Insurance.  Between the date hereof and through
         ------------------------
the Effective Time each of the Company and Parent will maintain in full force and effect all of their and their subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

   6.12  Representations and Warranties.  Each of the Company and Parent shall
         ------------------------------
give prompt notice to the other of any circumstances that would cause any of their respective representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

   6.13  Filings; Other Action.  Subject to the terms and conditions herein
         ---------------------
provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

   6.14  Tax-Free Reorganization Treatment.  Prior to the Effective Time, the
         ---------------------------------
Parties shall use their best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and to obtain the opinion of their respective counsels contemplated by Section 7.1 and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

   6.15   Company Options; Company ESPPs.
          ------------------------------

          (a) After the Effective Time, except as provided above, each Substitute Option shall be subject to the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Substitute Options, as described herein. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company

Option an appropriate notice setting forth such holder's right to acquire Parent Shares and Company Option agreements of such holder shall be deemed to be appropriately amended so that such Company Options shall represent rights to acquire Parent Shares on substantially the same terms and conditions as contained in the outstanding Company Options.

          (b) From and after the date hereof, the Company (i) shall not commence any "offering periods" or "purchase periods" under its 1997 Employee Stock Purchase Plan or the CKS Group, Inc. Employee Stock Purchase Plan (collectively, the "Company ESPPs") and shall apply all amounts deducted and withheld thereunder to purchase shares of the Company in accordance with the provisions thereof, (ii) shall not grant any bonuses under its Acquisition Stock Bonus Plan, and (iii) shall terminate the Company ESPPs or the Acquisition Stock Purchase Plan and the Acquisition Stock Purchase Plan as of the Effective Time. Parent shall have no obligation or duty in respect of the Company ESPPs or the Acquisition Stock Purchase Plan or the rights granted thereunder.

          (c) Parent shall file and use commercially reasonable efforts to cause there to be effective within one week of the Effective Time a registration statement on Form S-8 (or any successor form) or other appropriate forms, with respect to Parent Shares subject to such Company Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

   6.16  Stockholders Agreements.  Concurrently with the execution and
         -----------------------
delivery of this Agreement, each of the Voting Stockholders has executed and delivered each Stockholders Agreement, as applicable.

   6.17  Board Composition.  The Board of Directors of Parent will take
         -----------------
all actions within its power to cause the Board of Directors of Parent, effective upon the Effective Time, to consist of nine (9) Persons, four (4) of whom shall have served on the Board of Directors of Parent ("Parent Directors") immediately prior to the Effective Time (including the Chief Executive Officer of Parent as of the date of this Agreement), and four (4) of whom shall have served on the Board of Directors of the Company ("Company Directors") immediately prior to the Effective Time (including the Chief Executive Officer of the Company as of the date of this Agreement), and the "New Director." The "New Director" shall be a person who is not a current director or employee of Parent or the Company, and shall be selected by the Chief Executive Officer of Parent, with the consent of the Chief Executive Officer of the Company, which consent cannot be unreasonably withheld or delayed. The first class of directors, with a term expiring at Parent's 2000 annual meeting of stockholders, (and such persons shall be nominated for election at such meeting for a term expiring at Parent's 2003 annual meeting) shall include one (1) Parent Director and one (1) Company Director. The second class of directors, with a term expiring at Parent's 2001 annual meeting of stockholders, shall include two (2) Parent Directors and two (2) Company Directors, one of whom shall be Robert Shaw. The third class of directors, with a term expiring at Parent's 2002 annual meeting of stockholders, shall include one (1) Parent Director, one (1) Company Director and the New Director. If, prior to the Effective Time, any of the Parent or the Company designees shall decline or be unable to serve as a director of Parent, the Company (if such Person was designated by the Company) or Parent (if such Person was designated by Parent) shall designate another Person to serve in such Person's stead, which Person shall be reasonably acceptable to the other party.

   6.18   Officers of Combined Company.  Robert Shaw shall be elected non-
          ----------------------------
executive Chairman of Parent effective as of the Effective Time, and Robert F. Bernard shall remain the Chief Executive Officer, with the additional title of President, of Parent (reporting directly to the Board of Directors as a whole). At the Effective Time, the Chief Operating Officer Robert Clarkson, the Chief Creative Officer Thomas Suiter, the Chief Strategist & Information Officer Ian Small, and the Chief People Officer Richard Evans, of the Company, as of the date of this Agreement will be offered positions as the Chief Operating Officer, the Chief Creative Officer, the Chief Strategist Officer and the Chief People Officer of Parent, respectively. The Chief Executive Officer, Chief Financial Officer and Executive Vice President of Corporate Development of Parent shall remain in such positions after the Effective Time.

   6.19  Change of Name.  Subject to the terms hereof, at Parent's
         --------------
Stockholders' Meeting, Parent shall propose and recommend that its Certificate of Incorporation be amended at the Effective Time to change its name to a new name to be agreed upon by Parent and the Company.

   6.20  Contemplated Termination of 401(k) Plan(s).  Parent and its Plan
         ------------------------------------------
Affiliates and Company and its Plan Affiliates each agree to evaluate whether the termination of any of their 401(k) plans is reasonable in light of the Merger contemplated herein. To the extent that Parent and Company agree to terminate one (1) or more 401(k) plans prior to the Effective Time, the sponsor of such plan will take any and all actions required under the circumstances to effectuate such termination prior to the Effective Time including, without limitation, resolutions of that entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval by the other entity).

   6.21  Crediting Service and Providing Other Benefits.  Parent shall either
         ----------------------------------------------
(i) adopt and maintain any or all employee welfare benefit plan, as defined in
Section 3(1) of ERISA and as specified in Section 5.2(m) of the Company Disclosure Schedule (the "Scheduled Welfare Plans"), and, accordingly, shall thereby continue in full force and effect each Scheduled Welfare Plan subject to the terms and conditions thereof, to the extent such Scheduled Welfare Plan is offered as of the Effective Time to each eligible employee of the Company and its participating Affiliates, his or her dependents and each Qualified Beneficiary (as such term is defined in COBRA); or (ii) provide all eligible employees of the Company and their dependents and all Qualified Beneficiaries (as such term is defined in COBRA) with coverage under one or more of Parent's employee welfare benefit plans (as defined in Section 3(1) of ERISA) that corresponds to a Scheduled Welfare Plan which meets all of the following requirements as of the Effective Time (the "Successor Welfare Plan"): (A) the coverage is as favorable as that provided to Parent employees in similar circumstances, (B) service with the Company or its Affiliates prior to the Effective Time shall be credited against all service and waiting period requirements under the Successor Welfare Plan(s), (C) Parent shall make its commercially reasonable best efforts to have the Successor Welfare Plan(s) not provide any pre-existing condition exclusion(s) to persons who were not excluded under the Company Scheduled Plans, and (D) the deductibles and co-payments in effect under the Successor Welfare Plan(s) shall be reduced by any deductibles and/or co-payments, respectively, paid by such individuals under the corresponding Scheduled Welfare Plan for the plan year in which the Effective Time occurs. In addition, service with the Company shall be recognized for all purposes under Parent's compensation and benefit plans, programs, policies and arrangements, except where crediting such service would result in a duplication of benefits or is not legally permissible. Without limiting the generality of the foregoing, Parent shall honor all vacation, personal and sick days accrued by Continuing Employees under the Company's plans, policies, programs and arrangements immediately prior to the Effective Time to the same extent required to be honored under the Company's plan, programs, policies and arrangements in effect on the date hereof.

    6.22  Earn-Out Shares.  The Company shall use its reasonable efforts
          ---------------
to amend all acquisition agreements to which it or one of its subsidiaries is a party and that provide for the future issuance of Company Shares or shares of capital stock of a subsidiary ("Subsidiary Shares") as deferred consideration, purchase price adjustment or otherwise, to allow for the issuance of Parent Shares in lieu of Company Shares or Subsidiary Shares in an amount equal to, (i) with respect to the Company Shares, the number of Company Shares otherwise issuable, multiplied by the Exchange Ratio, and (ii) with respect to the Subsidiary Shares, the number of Subsidiary Shares otherwise issuable, multiplied by a factor that appropriately reflects the exchange ratio or other valuation factor used in the acquisition of the respective subsidiary by the Company.

    6.23  Exemption from Liability Under Section 16(b).
          --------------------------------------------

          (a) Provided that the Company delivers to Parent the Section 16 Information with respect to the Company prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Shares in exchange for Company Shares, and of options to purchase Parent Shares in exchange for shares of Company Shares, and of options to purchase Parent Shares upon assumption and conversion by Parent of options to purchase Company Shares, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

          (b) "Section 16 Information" shall mean information accurate in all respects regarding the Company Insiders, the number of Company Shares or other Company equity securities deemed to be beneficially owned by each Company Insider and expected to be exchanged for Parent Shares in connection with the Merger.

          (c) "Company Insiders" shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in Section 16 Information.

                                  ARTICLE VII

                                   Conditions

   7.1    Conditions to Each Party's Obligations.  The respective obligations
          --------------------------------------
of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

          (a) this Agreement and the Merger shall have received the Requisite Stockholder Approvals;

          (b) the S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

          (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; provided, however, that each of the parties shall
                            --------  -------
have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

          (d) the waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any, shall have expired; and each of Parent and the Company shall have received a written opinion from its respective tax counsel (Katten Muchin & Zavis and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel
                                        --------  -------
to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

   7.2    Conditions to the Obligations of the Company.  The obligations of the
          --------------------------------------------
Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

          (a) the representations and warranties of Parent set forth in Section
5.1 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.1(a), (b) or (d) shall be true and correct (provided, however, that with respect to the representations and warranties contained in Section 5.1(b), an understatement in Section 5.1(b) of the number of Parent Shares outstanding or of the number of Parent Shares issuable under outstanding options, warrants or other commitments shall not render such representations and warranties untrue or incorrect unless the difference between (x) the actual number of Parent Shares outstanding or the actual number of Parent Shares issuable under outstanding options, warrants or other commitments, and (y) the number of Parent Shares outstanding or the number of Parent Shares issuable under outstanding options, warrants or other commitments set forth in Section 5.1(b) is equal to or greater than one-half percent (0.5%) of the number set forth in Section 5.1(b)), and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties (i) any update or modification to the Parent's Disclosure Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded, (ii) any inaccuracy that results from a Material Adverse Effect Exception shall be disregarded, and (iii) with respect to representations and warranties as if made as of the Effective Time, (x) all qualifications as to materiality or Material Adverse Effect shall be disregarded, and (y) any inaccuracies in such representations and warranties (as so modified) shall be disregarded, if the inaccuracies (considered collectively) do not constitute and are not reasonably expected to result in a Material Adverse Effect on Parent).

          (b) Parent and its subsidiaries shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c) Parent shall have delivered to the Company a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses
(a), (b) and (d) of this Section 7.2 is satisfied in all respects;

          (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which has resulted in a Material Adverse Effect (other then any Material Adverse Effect Exception) on Parent nor shall there have occurred any event or development which could reasonably be likely to result in the future in a Material Adverse Effect on Parent (other than any Material Adverse Effect Exception);

          (e) the Parent Shares to be issued in the Merger to the stockholders of the Company shall have been approved for listing on the NNM.

   7.3    Conditions to the Obligations of Parent.  The obligation of Parent to
          ---------------------------------------
consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

          (a) the representations and warranties of the Company set forth in
Section 5.2 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.2(a), (b) or (d) shall be true and correct (provided, however, that with respect to the representations and warranties contained in Section 5.2(b) an understatement in Section 5.2(b) of the number of Company Shares outstanding or of the number of Company Shares issuable under outstanding options, warrants or commitments shall not render such representations and warranties untrue or incorrect unless the difference between (x) the actual number of Company Shares outstanding or the actual number of Company Shares issuable under outstanding options, warrants or other commitments, and (y) the number of Company Shares outstanding or the number of Company Shares issuable under outstanding options, warrants or other commitments set forth in Section 5.2(b) is equal to or greater than one-half percent (0.5%) of the number set forth in Section 5.2(b)), and those that are no so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties (i) any update or modifications to the Company's Disclosure Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded, (ii) any inaccuracy that results from a Material Adverse Effect Exception shall be disregarded and (iii) with respect to representations and warranties as if made as of the Effective Time, (x) all qualifications as to materiality or Material Adverse Effect shall be disregarded, and (y) any inaccuracies in such representations and warranties (as so modified) shall be disregarded, if the inaccuracies (considered collectively) do not constitute and are not reasonably expected to result in a Material Adverse Effect on the Company).

          (b) the Company and its subsidiaries shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

          (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 and clauses (a), (b) and (d) of this
Section 7.3 is satisfied in all respects; and

          (d) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect (other than any Material Adverse Effect Exception) on the Company.

                                 ARTICLE VIII

                                  Termination

   8.1    Termination by Mutual Consent.  This Agreement may be terminated
          -----------------------------
and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining Requisite Stockholder Approval, by the mutual written consent of the Company and Parent.

   8.2    Termination by either the Company or Parent. This Agreement may be
          -------------------------------------------
terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

      (a) the Merger shall not have been consummated by May 31, 2000 (the "Outside Date"); provided, however, that the right to terminate this Agreement
                 --------  -------
under this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

      (b) if any Restraint shall be in effect and shall have become final and nonappealable; or

      (c) (i) at the Company's duly held Stockholders' Meeting (including any adjournments thereof), the Requisite Stockholder Approval of the Company's stockholders shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.2(c)(i) shall not be available to any party which has not complied with its obligations under Sections 6.2 or 6.3, as applicable, and 6.4, or

           (ii) at Parent's duly held Stockholders' Meeting (including any adjournments thereof), the Requisite Stockholder Approval of Parent's stockholders shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.2(c)(ii) shall not be available to any party which has not complied with its obligations under Sections 6.2 or 6.3, as applicable, and 6.4.

   8.3    Termination by the Company.  This Agreement may be terminated upon
          --------------------------
written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if:

          (a) Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the condition set forth in Section 7.2(a) or (b), would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty
(20) business days following receipt by Parent of notice of such failure to comply; or

          (b) (i) the Board of Directors of Parent or any committee thereof shall have withdrawn or modified in a manner adverse to the Company its recommendation of approval of the Agreement and the issuance of Parent Shares pursuant to the Merger, (ii) Parent shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Parent in favor of approval of the Agreement and the issuance of Parent Shares pursuant to the Merger, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of Parent shall have taken any action other than a rejection of the Rule 14d-9 proposal, (iv) the Board of Directors of Parent or any committee thereof shall have recommended any Parent Acquisition Proposal, (v) Parent or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.3, (vi) the Board of Directors of Parent or any committee thereof shall have resolved to do any of the foregoing or (vii) any Parent Acquisition Proposal is consummated.

   8.4    Termination by Parent.  This Agreement may be terminated upon
          ---------------------
written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Parent Shares, by action of the Board of Directors of Parent, if:

          (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the condition set forth in Section 7.3(a) or (b), would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty
(20) business days following receipt by the breaching party of notice of such failure to comply; or

          (b) (i) the Board of Directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval to the Merger and this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal, (v) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.2, (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Proposal is consummated.

   8.5   Effect of Termination; Termination Fee.
         --------------------------------------

         (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.6, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

         (b) In the event that (i) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, and such
                                                                    ---
Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the Company's duly held Stockholders' Meeting, and thereafter this Agreement is terminated by
                            ---
either the Company or Parent pursuant to Section 8.2(a) [Drop dead date] due to the Company's Stockholders' Meeting not occurring as a result of such Company Acquisition Proposal or (c)(i) [Company stockholder disapproval], or (ii) this Agreement is terminated by Parent pursuant to Section 8.4(b) [Company

Board withdraws recommendation], then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $150 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant
--------  -------
to clause (i) of this paragraph (b) unless and until within twelve (12) months of such termination the Company or any of its subsidiaries enters into any Company Acquisition Agreement with respect to, or consummates, any Company Acquisition Proposal (for the purposes of the foregoing proviso the term "Company Acquisition Proposal" shall have the meaning assigned to such term in
Section 6.2 except that references to 35% in the definition of "Company Acquisition Proposal" in Section 6.2 as they relate to net revenues, net income, voting power or assets of Company shall be deemed to be references to "50%"), in which event the Termination Fee shall be payable upon the first to occur of such events; provided further, if the Company consummates a Company Acquisition
        -------- -------
Proposal during the twelve (12) month period subsequent to such termination contemplated by clause (i) of this paragraph (b) with the same person or an affiliate of the person that made and withdrew a Company Acquisition Proposal prior to such termination, the Company shall pay Parent the Termination Fee at the time contemplated by the preceding proviso. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     (c) In the event that (i) a Parent Acquisition Proposal or the intention to make a Parent Acquisition Proposal shall have been made directly to the stockholders of Parent generally or otherwise publicly announced by Parent or the Person making such Parent Acquisition Proposal, and such Parent Acquisition
                                                    ---
Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of Parent stockholders at the duly held Stockholders' Meeting. and
                                                                    ---
thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) due to the Parent's Stockholders' Meeting not occurring as a result of such Parent Acquisition Proposal or (c)(ii) [Parent stockholder disapproval], or (ii) this Agreement is terminated by the Company pursuant to
Section 8.3(b) [Parent Directors withdraw recommendation], then Parent shall promptly, but in no event later than the date of such termination, pay the Company the Termination Fee, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to the Company
--------  -------
pursuant to clause (i) of this paragraph (c) unless and until within twelve (12) months of such termination Parent or any of its subsidiaries enters into any Parent Acquisition Agreement with respect to, or consummates, any Parent Acquisition Proposal (for the purposes of the foregoing proviso the term "Parent Acquisition Proposal" shall have the meaning assigned to such term in Section
6.3 except that references to 35% in the definition of "Parent Acquisition Proposal" in Section 6.3 as they relate to net revenues, net income, voting power or assets of Parent, shall be deemed to be references to "50%"), in which event the Termination Fee shall be payable upon the first to occur of such events; provided further, that if the Parent consummates a Parent Acquisition
        -------- -------
Proposal during the twelve (12) month period subsequent to such termination contemplated by clause (i) of this paragraph (c) with the same person or an affiliate of such person that made and withdrew a Parent Acquisition Proposal prior to such termination, Parent shall pay the Company the Termination Fee at the time contemplated by the preceding proviso. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

          (d) If this Agreement is terminated under circumstances in which a party is entitled to receive the Termination Fee, the payment of such Termination Fee shall be the sole and exclusive remedy available to such party, except in the event of (x) a willful breach by the other party of any provision of this Agreement in any material respect, or (y) the intentional or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

                                  ARTICLE IX

                           Miscellaneous and General

     9.1  Payment of Expenses.  Whether or not the Merger shall be
          -------------------
consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay any and all property or transfer taxes imposed on the Surviving Corporation. The filing fee and the cost of printing the S-4 Registration Statement and the Joint Proxy Statement and the filing fee for the required filing under the HSR Act shall be borne equally by the Company and Parent.

    9.2  Non-Survival of Representations and Warranties.  The representations
         ----------------------------------------------
and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

    9.3  Modification or Amendment.  Subject to the applicable provisions
         -------------------------
of the DGCL, at any time prior to the Effective Time, the parties hereto, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the

Merger by the Requisite Stockholder Approval is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders.

   9.4   Waiver of Conditions.  The conditions to each of the Parties'
         --------------------
obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

   9.5   Counterparts.  For the convenience of the parties hereto,
         ------------
this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   9.6   Governing Law. This Agreement shall be governed by and construed in
         -------------
accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

   9.7   Notices.  Any notice, request, instruction or other document to be
         -------
given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

        (a)       if to Parent or Merger Sub, to:

                  Whittman-Hart, Inc.
                  311 South Wacker Drive
                  Suite 3500
                  Chicago, Illinois 60606-6618
                  Attention:  Chief Executive Officer
                  Facsimile:  (312) 913-3020_________

                  with a copy to:

                  Katten Muchin & Zavis
                  525 West Monroe Street
                  Suite 1600
                  Chicago, Illinois 60661-3693
                  Attention: Matthew S. Brown, Esq.
                  Facsimile: (312) 902-1061

       (b)       if to the Company, to:

                 USWeb Corporation
                 410 Townsend Street
                 San Francisco, CA 94107
                 Attention:  Chief Executive Officer
                 Facsimile:  (415) 369-6713

                 with a copy to:

                 Wilson Sonsini Goodrich & Rosati, P.C.
                 650 Page Mill Road
                 Palo Alto, California  94304
                 Attention: Mark E. Bonham, Esq.
                            Steve L. Camahort, Esq.
                 Facsimile: (650) 493-6811

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

   9.8    Entire Agreement; Assignment.  This Agreement, including the
          ----------------------------
Disclosure Schedule and Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and
(ii) shall not be assigned by operation of law or otherwise.

   9.9    Parties in Interest.  This Agreement shall be binding upon and inure
          -------------------
solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) the provisions of Section 6.9 shall inure to the benefit of and be enforceable by the Indemnified Parties; and (b) the provisions of Section 6.19 and 6.20 shall inure to the benefit of and be enforceable by the officers and directors of the Company and Parent referenced herein.

   9.10   Certain Definitions.  As used herein:
          -------------------

          (a) "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

          (b) "Governmental Entity" means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

          (c) "knowledge" with respect to a party hereto shall mean the actual knowledge of any of the executive officers of such party.

          (d) "Malfunction" means the failure to: (i) accurately recognize dates falling before, on or after the year 2000; (ii) accurately record, store, retrieve and process data input and date information; (iii) function in a manner which does not create any ambiguity as to century; and (iv) accurately manage and manipulate single century and multi-century formulae, including leap year calculations.

          (e) "Material Adverse Effect" shall mean any adverse change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance, or condition of Parent or any of its subsidiaries or the Company or any of its subsidiaries, as the case may be, which is material to Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole, as the case may be.

          (f) "Material Adverse Effect Exception" means (i) a change in the market price or trading volume of either the Parent Shares or the Company Shares between the date hereof and the Effective Time, in and of itself, and not otherwise attributable to or resulting from any other effects, changes, events, circumstances or conditions which by itself would constitute a Material Adverse Effect (ii) effects, changes, events, circumstances and conditions generally affecting the industry in which either Parent and its subsidiaries or the Company and its subsidiaries operate or from changes in general business or economic conditions in the region, nation or world, or (iii) any effects, changes, events, circumstances or conditions resulting from (A) compliance by Parent or the Company with the terms of, or the taking of any action expressly required by, this Agreement, or (B) the pendency or announcement of this Agreement, or the transactions contemplated hereby, including changes or effects resulting from employee attrition or a delay of, reduction in or a cancellation or change in the terms of customer engagements or relationships with alliance partners or other third parties, each to the extent attributable to the pendency or announcement of this Agreement or the transactions contemplated hereby.

          (g) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

          (h) "Significant Tax Agreement" is any agreement to which any Party or any subsidiary of any Party is a party under which such Party or such subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

          (i) "Software" means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials manuals, design notes and other items and documentation related thereto or associated therewith.

          (j) "Subsidiary" shall mean, when used with reference to any entity, any entity fifty percent (50%) or more of the outstanding voting securities or interests of which are owned directly or indirectly by such former entity.

          (k) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

   9.11   Obligation of the Company.  Whenever this Agreement requires the
          -------------------------
Surviving Corporation or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such party to take such action.

   9.12   Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

   9.13   Specific Performance. The parties hereto acknowledge that irreparable
          --------------------
damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

   9.14  Recovery of Attorney's Fees. In the event of any litigation between the
         ---------------------------
parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

   9.15   Captions. The Article, Section and paragraph captions herein are for
          --------
convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.


                                    WHITTMAN-HART, INC.


                                    By:  /s/ Robert F. Bernard
                                       -----------------------------

                                    Name:  Robert F. Bernard
                                         ---------------------------

                                    Its:   Chief Executive Officer
                                           anf Chairman of the Board
                                        ----------------------------

                                    UNIWHALE, INC.


                                    By:  /s/ Robert F. Bernard
                                       -----------------------------

                                    Name:  Robert F. Bernard
                                         ---------------------------

                                    Its:   President
                                        ----------------------------

                                    USWEB CORPORATION


                                    By:  /s/ Carolyn V. Aver
                                       -----------------------------

                                    Name:  Carolyn V. Aver
                                         ---------------------------

                                    Its:   Executive Vice President and
                                           Chief Financial Officer
                                        ----------------------------